CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered Debt Securities	Maximum Aggregate Offering Price $1,000,000,000	Amount of Registration Fee(1) $39,300.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
Pricing Supplement No. 196L, dated January 31, 2008 (To Prospectus dated October 16, 2007 and Prospectus Supplement dated November 1, 2007)	Rule 424(b)2 File No. 333-146731 CUSIP No. 46623EH W2

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series F

[ ]	Subordinated Medium Term Notes, Series A
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$ 1,000,000,000 100% $ 3,500,000 $ 996,500,000
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC. Cabrera Capital Markets, LLC The Williams Capital Group, L.P.	$980,000,000 $ 10,000,000 $ 10,000,000
Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Issue Date:	February 7, 2008
Stated Maturity:	February 7, 2013

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[   ]  Fixed Rate Note: N/A
[X ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	Reuters LIBOR01 [ X ]

Interest Payment Dates:   Quarterly on the 7th or next business day of February, May, August and November via modified following business day convention, commencing May 7, 2008.

Interest Reset Dates:    Quarterly on the 7th or next business day of February, May, August and November via modified following business day convention, commencing May 7, 2008.

Index Maturity:  3-month LIBOR
Spread (+/-):   +85 BPS
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]

Settlement Period: The terms agreement provides that the closing will occur on February 7, 2008, which will be more than three U.S. business days after the date of this pricing supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

Business Day: For purposes of this issuance a "business day" shall additionally include a "Tokyo business day", which shall mean a day on which banks are open for business (including dealings in foreign exchange and foreign currency deposits) in Tokyo, Japan.